SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 22, 2010

STRASBAUGH
(Exact name of registrant as specified in its charter)

California	000-23576	777-0057484
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 Buckley Road, San Luis Obispo, CA	93401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(805) 541-6424

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)           Not applicable.

(b)           On July 22, 2010, Wesley Cummins voluntarily resigned from the board of directors (“Board”) of Strasbaugh (the “Company”).  To the knowledge of the executive officers of the Company, Mr. Cummin’s resignation from the Board was not because of any disagreement with the Company.

(c)           Not applicable.

(d)           On July 22, 2010, the Board appointed Bryant Riley and Jerauld Cutini as members of the Board.  Mr. Riley was appointed in connection with the right of the holders of the Company’s Series A Cumulative Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) to nominate a member of the Board. Currently, the holders of the Series A Preferred Stock also have the right to nominate a second member of the Company’s Board until such time as all dividends in arrears on the Series A Preferred Stock have been paid or declared and set apart for payment.

The Company entered into an Indemnification Agreement with each of Mr. Riley and Mr. Cutini in connection with their respective appointments as members of the Board.  Under the Indemnification Agreements, the Company has agreed to indemnify each of Mr. Riley and Mr. Cutini to the fullest extent permitted by California General Corporation Law and, in certain circumstances, to pay expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by each such director in any action or proceeding brought asserted against him in his capacity as a member of the Board.

(e)           Not applicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2010	STRASBAUGH

	By:	/s/ Richard Nance
Richard Nance, Chief Financial Officer

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